UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING STATEMENT UNDER THE SECURITIES ACT OF 1933

CROWDCASTING INC.

(A California corporation) PART I - NOTIFICATION

ITEM 1. Issuer Information

Exact name of issuer as specified in the issuer's charter: CROWDCASTING INC.

Jurisdiction of incorporation/organization: California

Year of incorporation: 2024

CIK: 0002125668

Primary Standard Industrial Classification Code: 7311 I.RS. Employer Identification Number: 99-2770163 Total number of full-time employees: 0

Total number of part-time employees: 0

Contact Information

Address of Principal Executive Offices: 2219 Main St, #389, Santa Monica, CA 90405

Telephone: (310) 873-8609

Person the Securities and Exchange Commission's staff should call in connection with any pre-qualification review of the offering statement:

Name: John Stewart

Address: 2219 Main St, #389, Santa Monica, CA 90405

Telephone: (310) 873-8609

E-mail addresses to which the Securities and Exchange Commission's staff may send any comment letters relating to the offering statement:

crowdcastingnetworkinc@gmail.com reneesanderslaw@gmail.com

Financial Statements

Industry Group (select one): Other

ITEM 2. Issuer Eligibility

Check this box to certify that all of the following statements are true for the issuer(s):

•Organized under the laws of the United States or Canada, or any State, Province, Territory or possession thereof, or the District of Columbia.

•Principal place of business is in the United States or Canada.

•Not a development stage company that either (a) has no specific business plan or purpose, or {b) has indicated that its business plan is to merge with an unidentified company or companies.

•Not an investment company registered or required to be registered under the Investment Company Act of 1940.

•Not issuing fractional undivided interests in oil or gas rights, or a similar interest in other mineral rights.

•Not issuing asset-backed securities as defined in Item 1101(c) of Regulation AB.

•Not, and has not been, subject to any order of the Commission entered pursuant to Section 120) of the Exchange Act {15 U.S.C. 7810)) within five years before the filing of this offering statement.

•Has filed with the Commission all the reports it was required to file, if any, pursuant to Rule 257 during the two years immediately before the filing of the offering statement (or for such shorter period that the issuer was required to file such reports).

ITEM 3. Application of Rule 262

Check this box to certify that, as of the time of this filing, each person described in Rule 262 of Regulation A is either not disqualified under that rule or is disqualified but has received a waiver of such disqualification.

ITEM 4. Summary Information Regarding the Offering and Other Current or Proposed Offerings

[x] Tier 2

Types of securities offered in this offering statement : [x] Equity (common stock)

Number of securities offered: 25,000,000

Number of securities of that class already outstanding:10,000,000

Price per security: $1.00

Aggregate offering price attributable to securities being offered on behalf of the issuer: $25,000,000

Will the issuer be conducting a best efforts offering?  [x] Yes

PART II - OFFERING CIRCULAR

CROWDCASTING INC.

A California corporation

OFFERING CIRCULAR

Regulation A - Tier 2

Up to 25,000,000 Shares of Common Stock Price: $1.00 per Share

Maximum Offering: $25,000,000

March 17, 2026

IMPORTANT NOTICE

No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy securities can be accepted and no part of the purchase price can be received until the offering statement filed by the Company with the Securities and Exchange Commission is qualified. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the qualification date.

RISK FACTORS

An investment in the Company’s securities involves a high degree of risk. You should carefully consider the following risk factors, together with all other information contained in this Offering Circular, before making an investment decision.

FUTURE CAPITAL REQUIREMENTS

The Company may require additional capital in the future to expand its operations. There can be no assurance that additional financing will be available on acceptable terms, if at all. If additional capital is not available, the Company may be required to scale back or discontinue operations.

DEVELOPMENT STAGE AND LACK OF OPERATING HISTORY

Crowdcasting Inc. is an early-stage technology company with limited operating history. The Company has not yet launched its platform commercially. As a result, there is limited historical information upon which to evaluate the Company’s business, prospects, or likelihood of success.

NO REVENUE AND GOING CONCERN UNCERTAINTY

The Company has not generated revenue and has incurred losses since inception. As disclosed in the audited financial statements, these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue operations depends on its ability to raise capital and successfully execute its business plan.

UNPROVEN BUSINESS MODEL

The Company’s business model is based on developing a performance-based marketing and crowdsourcing platform. This model has not yet been implemented by the Company at scale. There can be no assurance that merchants or affiliates will adopt the platform or that sufficient transaction volume will be generated to support revenue.

PLATFORM DEVELOPMENT RISK

The Company’s success depends on its ability to design, develop, and deploy a functional and scalable digital platform. The platform is currently under development. Delays, technical challenges, or cost overruns could materially impact the Company’s ability to launch and operate its platform.

DEPENDENCE ON USER ADOPTION

The Company’s business model depends on attracting both merchants and affiliates. If the Company fails to attract a sufficient number of users or fails to achieve adequate transaction activity, the Company may not generate meaningful revenue.

HIGHLY COMPETITIVE INDUSTRY

The Company operates in a highly competitive industry that includes established digital advertising platforms, affiliate marketing networks, and influencer marketplaces. Many competitors have significantly greater financial resources, brand recognition, and user bases than the Company.

RELIANCE ON A SINGLE OFFICER AND DIRECTOR

The Company is currently managed by a single officer and director, John Stewart. The loss of his services could have a material adverse effect on the Company’s business and operations. The Company intends to expand its management team as capital is raised; however, there can be no assurance that qualified personnel will be available.

NO PUBLIC MARKET FOR SECURITIES

There is currently no public market for the Company’s securities, and there can be no assurance that one will develop. Investors may not be able to resell their securities and should be prepared to hold their investment indefinitely.

IMMEDIATE DILUTION

Investors in this offering will experience immediate dilution. The offering price per share exceeds the current net tangible book value per share of the Company’s common stock.

BEST EFFORTS OFFERING WITH NO MINIMUM

The offering is being conducted on a “best efforts” basis with no minimum amount required to be raised. As a result, the Company may raise less than the maximum offering amount and may not have sufficient funds to fully implement its business plan. If the Company raises less than the maximum offering amount, it will scale operations proportionally.

REGULATORY AND COMPLIANCE RISKS

The Company’s operations may be subject to various laws and regulations, including those relating to advertising, data privacy, consumer protection, and electronic payments. Changes in applicable laws or failure to comply with regulations could result in increased costs, penalties, or restrictions on the Company’s operations.

INDEPENDENT CONTRACTOR CLASSIFICATION RISK

The Company intends to treat affiliates as independent contractors. Regulatory authorities may challenge this classification, which could result in liabilities, penalties, or additional costs if affiliates are reclassified as employees.

DATA PRIVACY AND TECHNOLOGY RISKS

The Company’s platform is expected to process user data and transaction information. Security breaches, data loss, or failure to comply with data protection laws could harm the Company’s reputation and result in legal liability.

USE OF PROCEEDS DISCRETION

Management will have broad discretion in the use of proceeds from this offering. Investors will be relying on the judgment of management regarding the allocation of funds.

BUSINESS

Crowdcasting Inc. is an early-stage technology company focused on building a digital performance-based marketing and crowdsourcing platform. The Company’s platform is designed to connect businesses seeking customer acquisition, promotion, and market insights with independent digital marketers and participants (“affiliates” or “contributors”). The Company intends to provide a technology platform through which merchants can create performance-based marketing campaigns. Affiliates promote products and services using tracked referral links, promotional codes, and other attribution methods. Affiliates earn commissions only upon measurable outcomes such as completed sales or qualified leads.

As of the date of this Offering Circular, the Company has not yet launched its platform commercially and has not generated revenue. The Company is currently engaged in platform development, business planning, and initial market validation activities.

The Company’s objective is to provide small and newly formed businesses with cost-effective, performance-based customer acquisition and crowdsourced insight solutions, reducing upfront marketing costs while aligning incentives with measurable results.

AFFILIATE COMMISSION STRUCTURE

Merchants list products or services on the platform and establish commission rates payable to affiliates. When a customer completes a transaction through an affiliate’s referral link or promotional method, the merchant pays a commission to the Company. The Company retains a portion of the commission as a platform fee and distributes the remaining portion to the affiliate.

Affiliates are independent contractors and are not employees of the Company. The Company does not control the manner or means by which affiliates conduct their promotional activities.

PLATFORM DESCRIPTION

The Company intends to develop a scalable digital platform with functionality that may include:

•Merchant tools, including campaign creation, commission management, and performance analytics

•Affiliate tools, including campaign discovery, referral tracking links, and conversion analytics

•Tracking and attribution systems, including referral links, session identifiers, promotional codes, and transaction reporting systems

The platform is expected to be developed in phases and may evolve over time based on user adoption, technological requirements, and market conditions.

REVENUE MODEL

The Company expects to generate revenue through multiple sources, including:

•Transaction-based commissions: A percentage of successful transactions generated through affiliate activity

•Merchant subscription fees: Recurring fees for access to platform tools and services

•Premium services: Optional fees for enhanced campaign visibility, analytics, and data insights

The Company’s ability to generate revenue will depend on successful platform development, merchant adoption, affiliate participation, and transaction volume.

DEVELOPMENT STAGE STATUS

Crowdcasting Inc. is an early-stage technology company with limited operating history. The likelihood of the Company’s success must be considered in light of the risks, expenses, delays, and uncertainties frequently encountered by early-stage companies. There can be no assurance that the Company will successfully develop its platform, attract users, or achieve profitability.

COMMISSION FLOW EXAMPLE

A vendor lists a product and sets a commission rate. A customer purchases the product through an affiliate referral link. The vendor pays a commission to the platform. The platform retains a portion of the commission and distributes the remainder to the affiliate.

INDUSTRY OVERVIEW

Crowdcasting operates within the performance marketing and digital advertising industry, which has grown rapidly with e-commerce, social media, and the creator economy.

TARGET MARKET

The Company focuses on newly formed businesses seeking affordable, performance-based customer acquisition and insight generation.

COMPETITIVE LANDSCAPE

The Company competes with affiliate networks, digital advertising platforms, and influencer marketplaces. The Company differentiates itself by focusing on newly formed businesses and integrating crowdsourced insights.

TECHNOLOGY PLATFORM

The Company intends to develop an online platform with vendor management tools, affiliate marketplace functionality, transaction tracking, reporting, and payment systems designed for scalability.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company is newly formed and has not generated revenue. Activities to date have consisted of organizational activities, business planning, and initial platform development. Management intends to focus on platform development, merchant and affiliate recruitment, and operational scaling during the first 24 months following this offering.

MANAGEMENT

John Stewart - Chief Executive Officer and Director

EXECUTIVE COMPENSATION

No compensation has been paid to date. Future compensation arrangements will be determined by the Board of Directors.

PRINCIPAL SHAREHOLDERS

Prior to this offering, the Company has issued and outstanding shares of common stock held by its founder, John Stewart, who owns 100 % of the issued and outstanding equity of the Company. The Company has authorized 500,000,000 shares of common stock, $0.001 par value, of which 10,000,000 shares are issued and outstanding as of the date of this Offering Circular.

DILUTION

As of December 31, 2025, the Company had total stockholders’ equity of approximately $9,500. Assuming 10,000,000 shares of common stock are issued and outstanding prior to this offering, the net tangible book value per share is approximately $0.00095.

After giving effect to the sale of shares in this offering at $1.00 per share, investors will experience immediate dilution of approximately $0.999 per share.

USE OF PROCEEDS

The Company intends to use the net proceeds from this offering for the following purposes:

Platform Development (40% – $10,000,000): Design, development, testing, and deployment of the Company’s digital platform, including software engineering, infrastructure, and security systems.

Marketing and Merchant Acquisition (30% – $7,500,000): Digital marketing campaigns, brand development, and outreach efforts to attract merchants and early users.

Affiliate Recruitment (10% – $2,500,000): Incentive programs and onboarding initiatives to build a base of independent affiliates and contributors.

Working Capital and General Corporate Purposes (20% – $5,000,000): Administrative expenses, legal and compliance costs, and general operational support.

The Company expects these funds to support operations for approximately 12–24 months. Actual allocation may vary depending on market conditions and operational needs.

PLAN OF DISTRIBUTION

The Company is offering the shares on a “best efforts” basis without the use of an underwriter. The offering will be conducted primarily through the Company’s online platform and digital communications.

The Company may accept subscriptions directly from investors through its website or other authorized channels. Investors will be required to complete a subscription agreement and provide required personal and financial information necessary to determine eligibility under Regulation A.

The Company intends to appoint a qualified third-party escrow agent prior to qualification of this offering. Investor funds will be deposited into an escrow account maintained by the escrow agent and will not be released to the Company until subscriptions are accepted by the Company. To be appointed prior to qualification.

The Company may engage registered broker-dealers, funding portals, or other intermediaries in the future; however, no such arrangements are currently in place. Any such engagement will be conducted in compliance with applicable securities laws and regulations.

The Company will comply with the investment limitations applicable to non-accredited investors under Regulation A. Non- accredited investors will be limited to investing no more than 10% of the greater of their annual income or net worth, as required by Rule 251(d)(2)(i)(C).

The Company intends to appoint a qualified third-party escrow agent to hold investor funds in accordance with Regulation A requirements. The escrow agent will be a qualified financial institution and will maintain investor funds in a segregated account. The Company may raise substantially less than the maximum offering amount. If only a portion of the offer is completed, the Company will scale its operations accordingly and may not be able to fully execute its business plan.

TRANSFER AGENT

Black Unicorn Equity Services Inc. a SEC-registered transfer agent (SEC File No. 084-06993)

SUBSCRIPTION PROCEDURES

Investors seeking to purchase shares in this offering will be required to complete and execute a subscription agreement and provide all requested information necessary to verify eligibility.

As part of the subscription process, investors will be required to:

•Provide identifying information for compliance with Know Your Customer (KYC) and anti-money laundering (AML) requirements

•Certify whether they are accredited or non-accredited investors

•Represent that their investment does not exceed applicable investment limits under Regulation A

Subscriptions will be subject to acceptance by the Company. The Company reserves the right to accept or reject any subscription, in whole or in part, for any reason.

Investor funds will be transmitted to the designated escrow account maintained by the escrow agent. Funds will remain in escrow until the Company accepts the subscription. Upon acceptance, funds will be released to the Company. If a subscription is rejected, investor funds will be returned without interest or deduction.

No subscription will be binding until accepted by the Company, and no securities will be issued until such acceptance.

The Company may utilize third-party payment processors or transfer agent systems to facilitate subscription processing, recordkeeping, and investor account management.

LIQUIDITY

There is currently no public market for the Company's securities. The Company does not currently intend to list its securities on a national securities exchange immediately following qualification. There can be no assurance that a public market will ever develop for the Company’s securities.

INDEX TO FINANCIAL STATEMENTS

FROM INCEPTION TO YEAR ENDED DECEMBER 31, 2025

Description

March 17, 2026

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of: Crowdcasting Inc.

2219 Main St, #389

Santa Monica, CA 90405

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying balance sheets of Crowdcasting Inc. (the “Company”) as of December 31, 2025, and 2024, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from April 30, 2024 (inception) through December 31, 2025, and the related notes to the financial statements (collectively referred to as the “financial statements”).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the period from inception through December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

BASIS FOR OPINION

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the AICPA.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Accordingly, we express no such opinion.

An audit includes performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of risks of material misstatement. An audit also includes evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that our audit provides a reasonable basis for our opinion.

GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has not generated revenue and has incurred losses since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans regarding these matters are described in the notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

/s/ Amjad Abu Khamis

March 17, 2026

Certified Public Accountant, NH 08224 CF Audits LLC

159 Main St. STE 100

Nashua NH 03060 cpa@cfaudits.com

Balance Sheets as of December 31, 2025, and 2024

Description	December 31, 2025	December 31, 2024

Assets

Cash and Cash Equivalents	$9,500	$0

Total Assets	$9,500	$0

Liabilities

Total Liabilities	$0	$0

Stockholders’ Equity

Common stock, $0.001 par value, 500,000,000 shares authorized; 0 shares issued and outstanding	$0	$0

Additional Paid-in Capital	$15,000	$0

Accumulated Deficit	($5,500)	$0

Total Stockholders' Equity	$9,500	$0

Total Liabilities and Stockholders’ Equity	$9,500	$0

Income Statement for the years ended December 31, 2025, and 2024 and from inception through December 31, 2025

	2025	2024	Inception to Dec 31, 2025
Revenue	$0	$0	$0
Operating Expenses	$5,500	$0	$5,500
Net Loss	($5,500)	$0	($5,500)

Statement of Changes in Stockholders’ Equity from inception through December 31, 2025

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Equity
Inception (April 30, 2024)	$0	$0	$0	$0
Founder capital contributions	$0	$15,000	—	$15,000
Net loss	—	—	($5,500)	($5,500)
Balance at Dec 31, 2025	$0	$15,000	($5,500)	$9,500

Cash Flow Statement for the period from inception through December 31, 2025

Description	Amount
Net Cash Used in Operating Activities	($5,500)
Net Cash Provided by Financing Activities	$15,000
Net Increase in Cash	$9,500
Ending Cash Balance	$9,500

Notes to the Financial Statements

1.The Company was incorporated in California on April 30, 2024 and has not commenced revenue-generating operations.

2.The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP).

3.The Company has incurred a net loss of $5,500 since inception and has minimal cash resources. These conditions raise substantial doubt about its ability to continue as a going concern. Management plans to address this through the proceeds of this offering.

4.All expenses consist of organizational, legal, and website development costs.

PART III — EXHIBITS EXHIBIT INDEX

2.1	Articles of Incorporation of Crowdcasting Inc. (filed April 30, 2024 with the California Secretary of State, File No. 6208320)
2.2	Bylaws of Crowdcasting Inc. (adopted by the Board of Directors)
4.1	Specimen Common Stock Certificate
5.1	Opinion of Counsel from Law Office of Renee Estelle Sanders, P.A. (dated March 17, 2026)
10.1	Form of Subscription Agreement
10.2	Form of Escrow Agreement
23.1	Consent of Independent Registered Public Accounting Firm from CF Audits LLC (dated March 17,2026)

All exhibits listed above are filed herewith and incorporated by reference into this Offering Statement.

SIGNATURE

Pursuant to the requirements of Regulation A, the issuer has duly caused this offering statement to be signed on its behalf by the undersigned.

CROWDCASTING INC.

By: /s/ John Stewart

John Stewart

Chief Executive Officer

Date: March 18, 2026